Exhibit   7.6 Stock Purchase Option Agreement

                         STOCK PURCHASE OPTION AGREEMENT

     This Stock Purchase Option Agreement is entered into this 6th day of December, 1996 by and between OTC Emerging Growth fund and its subsidiary, IPO Network, Inc., Larry Stockett and , collectively referred to hereinafter as "Sellers"), located at 99 Marinero Circle, #201, Tiburon, CA 94920, and Hightec, Inc. as ("Buyer")..

Whereas Seller desires to sell and Buyer desires to buy an option to acquire 100% of the issued and outstanding shares owned by Sellers of the IPO Network, Inc. including the assets more fully described herein,

Now therefore, for valuable consideration, the parties hereby agree as follows:

1. SELLER'S AGREEMENT TO SELL AND BUYER'S AGREEMENT TO PURCHASE 100% OF THE ISSUED AND OUTSTANDING STOCK OF THE IPO NETWORK, INC., INCLUDING THE FOLLOWING ASSETS OF IPO NETWORK INC., DESCRIBED MORE FULLY IN THE PARAGRAPHS BELOW.

     a.   IPO television show, all rights.

     b.   S.M.A.R.T. Money Workshops Television Infomercial, all rights

     c.   S.M.A.R.T. Money Workshop training curricula

     d. IPO Network hard copy library and data base of IPOs from 1973 to present

     e.   IPO Network Internet World Wide Web Site (on line service)

     f. IPO Network and S.M.A.R.T. Money Workshop trade marks, trade names,, logos, and intellectual property rights associated with IPO Network, and S.M.A.R.T. Money Workshops.


a. IPO TELEVISION SHOW DEFINED. The IPO Television Show is a 1/2 hour show, produced in January 1995, as the first in a series of periodic television specials which feature the top ten best performing IPOs of 1994 ranked by the performance of their stock price from the day after their IPO date (when any investor could purchase them) until December 31, 1994. The IPO Show features statistics as to the number of IPOs during the year, the number of. winners and losers, and the risks and rewards of investing in IPOs. The IPO show includes 8 advertisements from the pilot Show's sponsors. The show has aired 26 times on the American Independent Television Network from January 14, 1995 through June 30, 1995 every Saturday at 6:00 p.m. The IPO show television commercials were designed to get viewers to call for a free list of the top 100 IPOs and a free copy of a reprint of a research report published in the Opportunist Magazine. The IPO Television Show generated over 4,000 investor leads which in turn generated sales of products from the sponsors. Video footage from the show was also digitized and archived on the Company's Internet World Wide Web Site in MPEG compressed video.

b. S.M.A.R.T. MONEY WORKSHOP TELEVISION INFOMERCIAL DEFINED. The S.M.A.R.T. Money Workshop Television Infomercial is a 1/2 hour television show produced in February, 1995 using footage from the IPO Show video library. The entire show is formatted as an infomercial designed to get viewers to attend a free seminar at local hotels featuring the Show's IPO expert, Larry Stockett. The IPO Show Infomercial aired in Las Vegas, Nevada on March 26th and 27th on the local NBC and Fox Television affiliate stations. Approximately 500 viewers attended a series of four free seminars held at Alexis Park Hotel and Arizona Charlies Hotel on March 29th and 30th. Approximately 20% of the attendees paid $1,000 to attend the S.M.A.R.T. Money Workshop held at Alexis Park Hotel on April 30, 1995.

c. S.M.A.R.T. MONEY WORKSHOP TRAINING CURRICULA DEFINED. The S.M.A.R.T. Money Workshop Training Curricula is an educational curricula and a series of workbooks, briefing charts, electronic spreadsheets, computer software and other components developed by the IPO Network, Inc., to teach investors to be better investors using "play money" accounts called "Simulated Market Account Reality Training". The S.M.A.R.T. Money accounts are used to educate investors as to the principals of stock market investing without investing real money. Attendees may use play money accounts which allow them to execute fictitious transactions for real stocks, using real time quotes, and confirmation statements which itemize all stock trades, commissions and expenses, portfolio value, and ranking of the customer's relative performance against other S.M.A.R.T. Money Workshop attendees. The S.M.A.R.T. money accounts are used in conjunction with financial newsletters, educational books, stock charting software and data bases, electronic mail, and the IPO Network Internet world wide web site for delivery of current information on all members accounts, IPO research services and other related services. Numerous products and services may be developed using any components of the S.M.A.R.T. Money Workshop Training Curricula including seminars, workshops, video training tapes, software, newsletters, and consulting services.

d. IPO NETWORK HARD COPY LIBRARY AND ELECTRONIC DATA BASE DEFINED. The IPO Network Hard Copy Library contains approximately 10,000 pages of proprietary newsletters, print outs of 10,000 stock charts, and print outs of computer spread sheets for over 10,000 IPO stocks from 1973 to present. The library is believed to be the largest collection of research data and statistical analysis on IPOs anywhere in the world. The newsletters contain prospectus summaries on over 10,000 IPOs. The hard copy spreadsheets contain financial data on the IPO Companies, offering prices, shares offered, and stock ticker symbols. The library may be used to track gains and losses of nationally listed stocks (NYSE, AMEX, and NASDAQ) from their IPO date to present.

The Electronic Data Base is a series of software, data files, spreadsheets, and ticker symbol lists which create charts, and financial perforce rankings of all nationally listed stocks from 1973 to present. Thousands of man-hours of data entry and analysis have been conducted to create, organize and maintain the data base, and to create output reports for the Internet World Wide Web Site and the IPO Network Hard Copy Library.

e. IPO NETWORK INTERNET WORLD WIDE WEB SITE (ON LINE SERVICE) DEFINED: The IPO Network World Wide Web Site is a commercial information service maintained on the Internet World Wide Web. Approximately 300,000 accesses to the Web Site were made in 1996. The Web Site contains summary information on approximately 1,000 IPOs conducted in 1995 and 1996. It also maintains information on new issues in registration which plan to conduct IPOs within the next few months. The summary information includes prospectus summary financial information including up to five years sales and earnings history of each IPO, if available. The Web Site also contains links to stock charts, and a stock quote service, FLEXQUOTE which lets users calculate the theoretical gains of a fantasy stock account, and links to other stock market financial sites, including the SEC EDGAR files.

f. TRADE MARKS, TRADE NAMES, LOGOS, AND INTELLECTUAL PROPERTY RIGHTS DEFINED:
The assets being sold include all trade names, logos, and intellectual property rights associated with IPO Network, IPO Show, S.M.A.R.T. Money Workshops, Internet Preview Channel, IPO Fund Managers, and IPO Investment Partnership. The trade names, and logos have been used in the workbooks, television shows, and printed brochures and materials, and in proposals, briefing charts, and Internet World Wide Web Site demonstrations.

2. ASSETS FREE OF LIENS AND ENCUMBRANCES. Seller represents and warrants that the assets being sold are free of any liens, encumbrances and sale and conveyance of such assets will not breach any agreements to which the seller is a party.

3. CONSIDERATION. The consideration to be paid to OTC Emerging Growth Fund, Inc. and the other selling shareholders for the sale of assets defined above shall be as follows:

a. This option agreement. $1.

b. To exercise this option agreement: 2,000,000 shares of common stock of Hightec, Inc. to be exchanged for 100% of the issued and outstanding shares of IPO Network, Inc. distributed as follows:

OTC Emerging Growth Fund - 80%  1,600,000 shares

10 additional designees none of which own 5% or more of the outstanding shares:
20% 400,000 shares

4. POTENTIAL CONFLICT OF INTEREST - NON ARMS LENGTH AGREEMENT. It is recognized and agreed between the parties that a potential conflict of interest arises out of the fact that Larry Stockett is the controlling shareholder of both the Buyer and the Seller. As such the terms and conditions of the sale were not negotiated in an arms length agreement. The determination of the amount of shares to be issued, the book value per share, and any other relationship to measures of value are arbitrary. The asset will be booked at $ .001 per share par value. By expensing the research and development expense of the assets rather than capitalizing the expenses of their development cost, the company will be able to recognize a profit in the future much sooner because it will not have to depreciate the asset over their useful life.

5. ARBITRATION. Any dispute arising from this agreement shall be settled by arbitration under the rules of the American Arbitration Association, San Francisco, California.

6. ENTIRE AGREEMENT. This represents the entire agreement between the parties with regards to the subject matter.

7. AUTHORIZATION, SUBJECT TO APPROVALS, DEADLINE. The undersigned represent and warrant that they are authorized to enter into this agreement on behalf of their respective organizations. They shall cause all acts, and execute all documents necessary to implement the intent of this agreement. This agreement is subject to approval of the Boards of Directors and majority shareholders of each company, prior to being effective. Such approval shall immediately be sought, and shall be completed no later than December 31, 1996.

15. EFFECTIVE DATE. The effective date of this agreement shall be upon approval of the Boards of Directors of each company.

For IPO Network, Inc.
OTC Emerging Growth Fund

/S/   Larry Stockett
-------------------------------------------
Larry Stockett, President and Sole Director


Hightec, Inc.

Larry Stockett, President and majority shareholder